EXHIBIT 23.1

CONSENT OF KPMG LLP

The Board of Directors
Sonic Solutions

We consent to the incorporation by reference in the registration statements (No. 333-73412 and 333-66187) on Form S-8 of Sonic Solutions of our report dated May 1, 2002, relating to the balance sheets of Sonic Solutions as of March 31, 2002 and 2001, and the related statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended March 31, 2002, and the related financial statement schedule included herein, and to the references to our firm under the heading “Selected Financial Data” in the annual report on Form 10-K of Sonic Solutions.

    KPMG LLP

San Francisco, California
June 27, 2002